EXHIBIT 12.1



                         CIT GROUP INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                 ($ IN MILLIONS)

                                                                                             Nine Months Ended
                                                                                                September 30,
                                                                                    ----------------------------------
                                                                                        2004                    2003
                                                                                    ----------              ----------
Net income .........................................................                $    549.8              $    411.7
Provision for income taxes .........................................                     351.6                   263.4
                                                                                    ----------              ----------
Earnings before provision for income taxes .........................                     901.4                   675.1
                                                                                    ----------              ----------
Fixed Charges
        Interest and debt expense on indebtedness ..................                     900.3                 1,021.9
        Dividends on preferred capital securities ..................                      13.1                    13.1
Interest factor-one third of rentals on real and
  personal properties ..............................................                      10.1                    10.5
                                                                                    ----------              ----------
Total fixed charges ................................................                     923.5                 1,045.5
                                                                                    ----------              ----------
Total earnings before provision for
income taxes and fixed charges .....................................                $  1,824.9              $  1,720.6
                                                                                    ==========              ==========
Ratios of earnings to fixed charges(1) .............................                     1.98x                   1.65x
                                                                                    ==========              ==========


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(1)   Excluding the gain from  redemption of debt in the quarter ended March 31,
      2004, the ratio of earnings to fixed charges was 1.95x. This gain from debt redemption is significant, does not occur on a regular basis, and is not indicative of our ongoing operations.